Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company :

We consent to the incorporation by reference in the registration statements (Nos. 333-142268, 333-120503, 333-120501 and 333-120878) on Form S-8 of The Mosaic Company of our reports dated August 9, 2007 with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2007 and the effectiveness of internal control over financial reporting as of May 31, 2007, which reports are incorporated by reference in the May 31, 2007 annual report on Form 10-K of The Mosaic Company.

Our report dated August 9, 2007, refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on June 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on May 31, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota

August 9, 2007